As filed with the Securities and Exchange Commission on November 16, 2016

Registration No. 333-171298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-1611629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Newmont Mining Corporation

2005 Stock Incentive Plan

(Full title of the plan)

Stephen P. Gottesfeld

Executive Vice President and General Counsel

Newmont Mining Corporation

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Name and address of agent for service)

(303) 863-7414

(Telephone number, including area code, of agent for service)

Copy to:

Laura M. Sizemore

David M. Johansen

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Newmont Mining Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its registration statement on Form S-8 (File No. 333-171298) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2010 (the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, $1.60 par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Newmont Mining Corporation 2005 Stock Incentive Plan (the “2005 Incentive Plan”).

The Registrant has since adopted a new equity incentive plan, the Newmont Mining Corporation 2013 Stock Incentive Compensation Plan (the “2013 Incentive Plan”), which replaced the 2005 Incentive Plan as of April 24, 2013, the date the Registrant’s shareholders approved the 2013 Incentive Plan. Beginning April 24, 2013, no future awards are made under the 2005 Incentive Plan. On April 25, 2013, the Registrant filed a Post-Effective Amendment No. 1 to the Prior Registration Statement to deregister 6,800,000 shares of Common Stock, which were originally registered under the Prior Registration Statement (the “Carryover Shares”). Contemporaneously with the filing of the Post-Effective Amendment No. 1 to the Prior Registration Statement, the Registrant filed a Registration Statement on Form S-8 (File No. 333-188128) to register the Carryover Shares, which became available for offer or sale pursuant to the 2013 Incentive Plan. The Registrant hereby deregisters an additional 1,042,793 shares of Common Stock, which were originally registered under the Prior Registration Statement (the “Additional Carryover Shares”) and which remain available for offer and sale under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 2, the Registrant is filing a Registration Statement on Form S-8 (the “Registration Statement”) to register additional shares of Common Stock now available for offer or sale pursuant to the 2013 Incentive Plan, including, but not limited to, the Additional Carryover Shares. Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carryover Shares or Additional Carryover Shares will remain registered under the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 16th day of November, 2016.

NEWMONT MINING CORPORATION

By:	/s/ Stephen P. Gottesfeld
Name:	Stephen P. Gottesfeld
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date

* Gary J. Goldberg	President, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2016

/s/ Nancy K. Buese Nancy K. Buese	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2016

/s/ John W. Kitlen John W. Kitlen	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 16, 2016

* Noreen Doyle	Non-Executive Chair of the Board and Director	November 16, 2016

Gregory H. Boyce	Director	November 16, 2016

* Bruce R. Brook	Director	November 16, 2016

* J. Kofi Bucknor	Director	November 16, 2016

* Vincent A. Calarco	Director	November 16, 2016

* Joseph A. Carrabba	Director	November 16, 2016

* Veronica M. Hagen	Director	November 16, 2016

* Jane Nelson	Director	November 16, 2016

Julio M. Quintana	Director	November 16, 2016

* By:	/s/ Stephen P. Gottesfeld	November 16, 2016
Name: Stephen P. Gottesfeld, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

24.1	Power of Attorney of certain officers and directors (incorporated by reference to Exhibit 24 of the Registrant’s Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-171298), filed with the Commission on April 25, 2013).

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